Exhibit 99.1
The Home Depot Announces Second Quarter Results;
Raises Fiscal Year 2015 Guidance

ATLANTA, August 18, 2015 -- The Home Depot®, the world's largest home improvement retailer, today reported sales of $24.8 billion for the second quarter of fiscal 2015, a 4.3 percent increase from the second quarter of fiscal 2014. Comparable store sales for the second quarter of fiscal 2015 were positive 4.2 percent, and comp sales for U.S. stores were positive 5.7 percent.

Net earnings for the second quarter of fiscal 2015 were $2.2 billion, or $1.73 per diluted share, compared with net earnings of $2.1 billion, or $1.52 per diluted share, in the same period of fiscal 2014. For the second quarter of fiscal 2015, diluted earnings per share increased 13.8 percent from the same period in the prior year.

Second quarter of fiscal 2015 results include a pretax net expense of $92 million, or $0.05 per diluted share, related to the Company’s 2014 data breach. This expense includes an accrual for estimated probable losses that the Company expects to incur in connection with the claims made by the payment card networks. Second quarter of fiscal 2015 results also reflect a pretax gain on sale of $144 million, or $0.07 per diluted share, related to the sale of the remaining portion of the Company's equity ownership in HD Supply Holdings, Inc. Adjusting for these two items, diluted earnings per share for the second quarter of fiscal 2015 were $1.71.

“We were pleased with this quarter’s results. We saw balanced growth across our business resulting from strength in the core of the store as well as the continued recovery of the U.S. housing market,” said Craig Menear, chairman, CEO and president. “I would like to thank our associates for their hard work and dedication.”

Updated Fiscal 2015 Guidance

The Company has provided a range of sales, comp sales and diluted earnings-per-share growth to reflect the difference between 2014 average exchange rates and current exchange rates. The low-end of the Company’s sales, comp sales and diluted earnings-per-share growth guidance reflects the U.S. dollar remaining at current foreign exchange rates.

Based on its year-to-date performance and to reflect the planned completion of the acquisition of Interline Brands, Inc., the Company raised its fiscal 2015 sales guidance and now expects sales will grow in a range of approximately 5.2 percent to 6.0 percent and comp sales will grow in a range of approximately 4.1 percent to 4.9 percent. The Company also raised its diluted earnings-per-share guidance for the year and now expects diluted earnings per share to grow in a range of approximately 13 percent to 14 percent from fiscal 2014 to $5.31 to $5.36.

The Company’s earnings-per-share guidance reflects the benefit of the Company's year-to-date share repurchases of $3.1 billion and the Company's intent to repurchase an additional $3.9 billion of shares during the remainder of the year for a total of $7.0 billion.

-more-

The Company’s estimated probable losses related to the claims made by the payment card networks in connection with the data breach discovered in September 2014 are based on currently available information and expected payments associated with those claims. These estimates may change as new information becomes available or circumstances change. The accrual does not reflect liabilities from current and future civil litigation, governmental investigations and enforcement proceedings, which may have an adverse effect on the Company’s financial results in a future period. The accrual also does not reflect future breach-related legal, consulting or administrative fees, which are expensed as incurred and not expected to be material in any individual period.

The Home Depot will conduct a conference call today at 9 a.m. ET to discuss information included in this news release and related matters. The conference call will be available in its entirety through a webcast and replay at earnings.homedepot.com.

At the end of the second quarter, the Company operated a total of 2,270 retail stores in all 50 states, the District of Columbia, Puerto Rico, U.S. Virgin Islands, Guam, 10 Canadian provinces and Mexico. The Company employs more than 300,000 associates. The Home Depot's stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor's 500 index.

###

Certain statements contained herein constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may relate to, among other things, the demand for our products and services; net sales growth; comparable store sales; effects of competition; state of the economy; state of the residential construction, housing and home improvement markets; state of the credit markets, including mortgages, home equity loans and consumer credit; demand for credit offerings; inventory and in-stock positions; implementation of store, interconnected retail and supply chain initiatives; management of relationships with our suppliers and vendors; the impact and expected outcome of investigations, inquiries, claims and litigation, including those related to the data breach; issues related to the payment methods we accept and the timing of upgrades and enhancements impacting point of sale devices; continuation of share repurchase programs; net earnings performance; earnings per share; dividend targets; capital allocation and expenditures; liquidity; return on invested capital; expense leverage; stock-based compensation expense; commodity price inflation and deflation; the ability to issue debt on terms and at rates acceptable to us; the effect of accounting charges; the effect of adopting certain accounting standards; store openings and closures; guidance for fiscal 2015 and beyond; financial outlook; successful closing of the Interline acquisition; and the subsequent integration of Interline into our organization and the ability to recognize the anticipated synergies and benefits of the acquisition. Forward-looking statements are based on currently available information and our current assumptions, expectations and projections about future events. You should not rely on our forward-looking statements. These statements are not guarantees of future performance and are subject to future events, risks and uncertainties - many of which are beyond our control or are currently unknown to us - as well as potentially inaccurate assumptions that could cause actual results to differ materially from our expectations and projections. These risks and uncertainties include but are not limited to those described in Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for our fiscal year ended February 1, 2015 and in our subsequent Quarterly Reports on Form 10-Q.
-more-

Forward-looking statements speak only as of the date they are made, and we do not undertake to update these statements other than as required by law. You are advised, however, to review any further disclosures we make on related subjects in our periodic filings with the Securities and Exchange Commission.

For more information, contact:
Financial Community	News Media
Diane Dayhoff	Stephen Holmes
Vice President of Investor Relations	Director of Corporate Communications
770-384-2666	770-384-5075
diane_dayhoff@homedepot.com	stephen_holmes@homedepot.com

THE HOME DEPOT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE AND SIX MONTHS ENDED AUGUST 2, 2015 AND AUGUST 3, 2014
(Unaudited)
(Amounts in Millions Except Per Share Data and as Otherwise Noted)

	Three Months Ended			Six Months Ended
	August 2, 2015	August 3, 2014	% Increase (Decrease)	August 2, 2015	August 3, 2014	% Increase (Decrease)
NET SALES	$24,829	$23,811	4.3%	$45,720	$43,498	5.1%
Cost of Sales	16,464	15,804	4.2	30,176	28,734	5.0
GROSS PROFIT	8,365	8,007	4.5	15,544	14,764	5.3
Operating Expenses:
Selling, General and Administrative	4,299	4,146	3.7	8,462	8,213	3.0
Depreciation and Amortization	419	413	1.5	838	826	1.5
Total Operating Expenses	4,718	4,559	3.5	9,300	9,039	2.9
OPERATING INCOME	3,647	3,448	5.8	6,244	5,725	9.1
Interest and Other (Income) Expense:
Interest and Investment Income	(149)	(17)	N/M	(153)	(117)	30.8
Interest Expense	233	208	12.0	430	399	7.8
Interest and Other, net	84	191	(56.0)	277	282	(1.8)
EARNINGS BEFORE PROVISION FOR INCOME TAXES	3,563	3,257	9.4	5,967	5,443	9.6
Provision for Income Taxes	1,329	1,207	10.1	2,154	2,014	7.0

NET EARNINGS	$2,234	$2,050	9.0%	$3,813	$3,429	11.2%

Weighted Average Common Shares	1,283	1,346	(4.7)%	1,291	1,358	(4.9)%
BASIC EARNINGS PER SHARE	$1.74	$1.52	14.5	$2.95	$2.53	16.6

Diluted Weighted Average Common Shares	1,289	1,353	(4.7)%	1,298	1,365	(4.9)%
DILUTED EARNINGS PER SHARE	$1.73	$1.52	13.8	$2.94	$2.51	17.1

	Three Months Ended			Six Months Ended
SELECTED HIGHLIGHTS	August 2, 2015	August 3, 2014	% Increase (Decrease)	August 2, 2015	August 3, 2014	% Increase (Decrease)
Number of Customer Transactions	420.4	409.7	2.6%	780.6	754.2	3.5%
Average Ticket (actual)	$59.42	$58.43	1.7	$59.04	$58.05	1.7
Sales per Square Foot (actual)	$420.37	$403.90	4.1	$387.04	$368.92	4.9
N/M – Not Meaningful

THE HOME DEPOT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF AUGUST 2, 2015, AUGUST 3, 2014 AND FEBRUARY 1, 2015
(Unaudited)
(Amounts in Millions)

	August 2, 2015	August 3, 2014	February 1, 2015
ASSETS
Cash and Cash Equivalents	$4,936	$4,216	$1,723
Receivables, net	1,696	1,637	1,484
Merchandise Inventories	11,859	11,665	11,079
Other Current Assets	1,040	973	1,016
Total Current Assets	19,531	18,491	15,302
Property and Equipment, net	22,302	23,126	22,720
Goodwill	1,340	1,295	1,353
Other Assets	625	567	571
TOTAL ASSETS	$43,798	$43,479	$39,946

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-Term Debt	$—	$—	$290
Accounts Payable	7,495	7,165	5,807
Accrued Salaries and Related Expenses	1,384	1,325	1,391
Current Installments of Long-Term Debt	3,057	34	38
Other Current Liabilities	4,463	4,315	3,743
Total Current Liabilities	16,399	12,839	11,269
Long-Term Debt, excluding current installments	16,318	16,702	16,869
Other Long-Term Liabilities	2,444	2,481	2,486
Total Liabilities	35,161	32,022	30,624
Total Stockholders' Equity	8,637	11,457	9,322
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$43,798	$43,479	$39,946

THE HOME DEPOT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED AUGUST 2, 2015 AND AUGUST 3, 2014
(Unaudited)
(Amounts in Millions)

	Six Months Ended
	August 2, 2015	August 3, 2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Earnings	$3,813	$3,429
Reconciliation of Net Earnings to Net Cash Provided by Operating Activities:
Depreciation and Amortization	915	896
Stock-Based Compensation Expense	122	119
Gain on Sales of Investments	(144)	(112)
Changes in Working Capital and Other	1,228	953
Net Cash Provided by Operating Activities	5,934	5,285
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures	(705)	(631)
Proceeds from Sales of Investments	144	112
Proceeds from Sales of Property and Equipment	8	16
Net Cash Used in Investing Activities	(553)	(503)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of Short-Term Borrowings, net	(290)	—
Proceeds from Long-Term Borrowings, net of discount	2,492	1,981
Repayments of Long-Term Debt	(19)	(21)
Repurchases of Common Stock	(3,085)	(3,500)
Proceeds from Sales of Common Stock	134	148
Cash Dividends Paid to Stockholders	(1,533)	(1,285)
Other Financing Activities	161	181
Net Cash Used in Financing Activities	(2,140)	(2,496)
Change in Cash and Cash Equivalents	3,241	2,286
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(28)	1
Cash and Cash Equivalents at Beginning of Period	1,723	1,929
Cash and Cash Equivalents at End of Period	$4,936	$4,216